EXHIBIT 99.1

• Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES JOE JAGGERS AS NEW CHIEF OPERATING OFFICER

DENVER – (PR Newswire) – July 10, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that Joe Jaggers has been hired as Chief Operating Officer and President effective today.

Joseph (“Joe”) N. Jaggers, 52, is an experienced executive with a 25-year career managing oil and gas operations. Mr. Jaggers has significant experience operating in the Rocky Mountains in both conventional and unconventional resources, such as basin-centered, tight gas, and coal bed methane. He was recently Regional Vice President, Exploration and Production, for Williams Companies, where he was responsible for Rocky Mountain operations that included extensive drilling and completions, along with gas processing and gathering operations. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to Williams in 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international operational assignments with increasing managerial responsibility.

Fred Barrett, Chairman of the Board and Chief Executive Officer, commented, “We are excited to add Joe to our experienced management team. He has a long record of achieving production and reserve growth and has operational experience in many of the same Rockies basins in which we operate, including the Piceance, Powder River, Wind River, Uinta, and Rocky Mountain Overthrust. He understands and embraces our corporate culture, and his strategic leadership will be instrumental as the Company pursues its long-term growth objectives.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, transportation, gas processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including Form 10-K dated December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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